Exhibit 99.1

News Release

Wabtec Reports Share Repurchase Activity,

New Board Authorization For Up To $350 Million

WILMERDING, PA, February 10, 2016 – Wabtec Corporation (NYSE: WAB) said it repurchased about 4.6 million shares of its common stock for about $365 million during the fourth quarter of 2015. The company also said its Board of Directors yesterday approved a new share buyback authorization for up to $350 million worth of its stock. This new buyback authorization supersedes the previous authorization of $350 million, which had about $33 million remaining.

For the full year of 2015, Wabtec repurchased about 4.9 million shares for about $388 million.

The company intends to continue to buy back shares from time to time on the open market, or in negotiated or block trades. As with previous authorizations, no time limit was set for the completion of the program, which is permitted under the company’s credit agreement and bond indenture.

Albert J. Neupaver, Wabtec’s executive chairman, said: “We’re pleased that our Board of Directors continues to express strong confidence in the company’s long-term growth prospects and its ongoing ability to generate strong cash flow.”

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and other industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148